Exhibit 99.1

Date:                  Friday, September 19, 2014

To:                            Bally Team — Worldwide

From:            Richard Haddrill, Chief Executive Officer

Re:                             Merger Update

Dear Bally Teammates,

Per our commitment to keep you informed as to the status of the pending merger with Scientific Games, I want to update you on some recent progress. As a reminder, the acquisition remains subject to approval by Bally’s stockholders, receipt of certain gaming regulatory approvals, and other customary closing conditions.

Current Status & Integration Update

On August 20, we announced the early termination of the applicable waiting period under the Hart-Scott-Rodino Act. As a result of the early termination and the progress we have made to date to secure other regulatory approvals, we now anticipate the transaction closing by the end of 2014.

On September 4, we officially kicked off our integration planning with two days of meetings in Las Vegas, which were attended by approximately 70 people from senior management, with about equal representation from Bally and Scientific Games. The objective was to begin planning for the integration of our companies after closing, and leverage the collective experience and thinking of key leaders across both organizations to build a winning organization of the future.  There was a great sense of mutual cooperation and positive energy at the meetings.  And, some exciting thinking!

With our integration efforts, our intention is to shape our post-close combined company to be innovative, creative, and organizationally efficient, with an external focus on the customer and an internal focus on great execution, speed and continuous improvement. This entails not simply combining our companies, but rethinking our business operations and processes to capitalize on our global scale and size as an industry leader with a comprehensive portfolio of products and services for the gaming industry.  This is a unique opportunity to take a fresh look at everything we do.

To leverage best practices from both companies, we spent time this past week understanding our current-state processes and environment, and identifying the near-term integration opportunities and requirements. Building this foundation of knowledge occupied most of the work during the integration planning sessions. We have much more work ahead over the coming months to collectively plan how we will integrate our companies and, at the same time, we must continue to focus on our current business responsibilities.

It was exciting to see our leadership teams work together on sketching out our joint future and it reinforced my belief in the complementary strengths and cultures of our two companies. I am confident that we have a tremendous opportunity to come together and build on our cultural similarities of innovation, integrity and accountability, our respect for people and ideas, and our customer-first focus. I opened our meetings by describing Bally’s strong culture built on customer-centricity, teamwork, straight talk and integrity.  Gavin Isaacs, CEO of Scientific Games, then shared his vision of how the new organization will be the true thought leader in gaming, partnering with our customers to shape and grow our industry for the future.

In the coming weeks, even with our focus on planning and preparing for the closing of the acquisition, it is critical that we continue to achieve our business goals and maximize our results. To that end, we must bear in mind that until the closing, we remain separate companies and competitors.

The most important thing that each of you can do at this time is to execute on our plans and goals.

Employee Questions Related to Merger

We are committed to providing an updated Frequently Asked Questions (FAQ) memo on a routine basis that incorporates merger-related questions from our employees around the globe.  Depending upon question volume and range, we intend to release an updated FAQ every three to four weeks to aggregate and respond to enough questions to provide a substantial update.

If you have questions related to the merger, you may submit them by clicking on this email link. The Securities and Exchange Commission (SEC) mandates many restrictions to communication and there will be some questions that cannot be answered at this time; however, in collaboration with Scientific Games, we will try to answer all questions that we can.

The updated FAQ will be available on the internal merger website on BallyNET and we’ll provide a companywide communication any time we issue an update.

What’s Next?

There are several key milestones and events that are necessary for closing of the transaction: 1) our final proxy statement for shareholders must be filed with the SEC, 2) we must receive stockholder approval, which means we must receive a majority vote from our shareholders on approving the transaction, and 3) we must obtain approval by the appropriate gaming regulatory authorities, as well as complete other customary closing conditions.  The timing on these key milestones will be communicated over the following weeks.

With G2E fast-approaching, it is a very busy and exciting time.  I ask that we continue executing at the highest level, ensuring that we are poised to succeed and keep the momentum going.  I know it’s not easy to stay focused in the face of change and you all have done a terrific job continuing to make this company successful each and every day.

Thank you for your patience, diligence, and support.

Forward-Looking Statements

This communication may contain forward-looking statements. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Although we believe the expectations reflected in any forward-looking statements are reasonable, they involve known and unknown risks and uncertainties, are not guarantees of future performance, and actual results, performance or achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements and any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Bally Technologies, Inc. (the “Company”) or its business or operations. Factors which could cause our actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the merger are not satisfied (including a failure of the shareholders of the Company to approve, on a timely basis or otherwise, the merger and the risk that regulatory approvals required for the merger are not obtained, on a timely basis or otherwise, or are obtained subject to conditions that are not anticipated); (2) litigation relating to the merger; (3) uncertainties as to the timing of the consummation of the merger and the ability of each of the Company and Scientific Games Corporation (“SGMS”) to consummate the merger; (4) risks that the proposed transaction disrupts the current plans and operations of the Company; (5) the ability of the Company to retain and hire key personnel; (6) competitive responses to the proposed merger; (7) unexpected costs, charges or expenses resulting from the merger; (8) the failure by SGMS to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger; (9) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; and (10) legislative, regulatory and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s most recent Annual Report on Form 10-K for the year ended June 30, 2014, as supplemented by our more recent reports filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company can give no assurance that the conditions to the Merger will be satisfied. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving the Company and SGMS. The proposed transaction will be submitted to the shareholders of the Company for their consideration. In connection with the proposed transaction, the Company will prepare a proxy statement to be filed with the SEC. The Company and SGMS also plan to file with the SEC other documents regarding the proposed transaction. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by going to the Company’s Investor Relations website page at http://investor.ballytech.com or by contacting Investor Relations by mail to Bally Technologies, Inc., Attn: Investor Relations, 6650 El Camino Road; Las Vegas, NV 89118.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the meeting of shareholders that will be held to consider the proposed Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2013 Annual Meeting of Shareholders, which was filed with the SEC on October 28, 2013. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed Merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed Merger, when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.